Exhibit 99.1

PRESS RELEASE

RELEASE:	4:00 P.M. Eastern Daylight Time
August 26, 2004

CONTACT:	Kevin D. Race
President and Chief Operating Officer
(404) 303-4000

HOMEBANC CORP. REPORTS RESULTS FOR THE PERIODS

ENDING JUNE 30, 2004 FOR HBMC HOLDINGS, LLC AND SUBSIDIARIES

ATLANTA, Georgia, August 26, 2004 — HomeBanc Corp. (NYSE:HMB) (the “Company”) today reported results for the periods ending June 30, 2004 for HBMC Holdings, LLC and its subsidiaries (“Holdings”). These periods are prior to the Company’s initial public offering (the “IPO”). The Company, which was incorporated on March 17, 2004, completed its IPO of 38,750,000 shares of its common stock for approximately $289 million on July 19, 2004. In connection with its IPO, the Company completed a corporate reorganization on July 12, 2004, pursuant to which the Company exchanged 6,751,107 shares of its common stock for all of the outstanding shares of Abetterwayhome Corp., the parent company of HomeBanc Mortgage Corporation (“HomeBanc Mortgage”). The Company intends to elect to be treated as a real estate investment trust, or “REIT,” for federal income tax purposes, effective for the year ended December 31, 2004.

HomeBanc Chairman and CEO Patrick S. Flood noted that the IPO process was a tremendous experience and that he is looking forward to the future. “Taking HomeBanc public was a logical next step in our evolution and we are glad that we have successfully completed the process. We believe that the public marketplace and the REIT structure will enable HomeBanc to fully realize its potential. We are all very excited about the opportunities and the challenges that the future holds for the company.”

Historically, HomeBanc Mortgage sold substantially all of the mortgage loans that it originated. In anticipation of the Company’s IPO and reorganization and the Company’s intention to elect to be treated as a real estate investment trust, Holdings began in February 2004 holding for investment a majority of the prime adjustable-rate mortgage loans that it originates. As a result, Holding’s revenues and losses for the period ending June 30, 2004, reflect changes in the business strategy during which Holdings through its affiliates was aggregating a significant amount of its total loan origination volume, rather than selling those loans to generate gains on sale.

The results for the six months and the three months ended June 30, 2004 and 2003, respectively, are detailed in the table below.

	Six months ended June 30		Quarter ended June 30
	2004	2003	2004	2003
	(Dollars in millions)
Total Revenue	$33.3	$49.1	$20.7	$28.7
Operating (Loss) Income	(27.5)	8.6	(11.6)	6.7
Income Tax (Benefit) Expense	(11.1)	3.4	(4.3)	2.6
Net (Loss) Income	(16.4)	5.2	(7.3)	4.1

The following table describes total mortgage originations for the six month and three month periods ended June 30, 2004 and 2003, respectively.

	Six months ended June 30			Quarter ended June 30
	2004	2003	% Change	2004	2003	% Change
	(Dollars in billions, except percentage changes)

Purchase Money	$2.2	$1.8	22.2%	$1.3	$1.0	30.0%
Refinance	0.7	1.2	(41.7%)	0.3	0.7	(57.1%)

Total Originations	2.9	3.0	(3.3%)	1.6	1.7	(5.9%)

Since the IPO, the Company has continued its strategy, begun in early 2004, of selling a majority of the fixed-rate mortgage loans that it originates, but holding for investment a majority of the adjustable-rate mortgage loans that it originates. The Company seeks to finance these holdings through securitizations transactions treated as debt for financial reporting and tax purposes, which provide substantially matched-funded, long-term financing with lower interest rates than short-term debt facilities.

On July 30, 2004, the Company initiated its securitization strategy by completing a public offering through HomeBanc Mortgage Trust, Series 2004-1 (the “Trust”) of $989.2 million of Notes backed by adjustable-rate, residential first mortgage loans. The Notes sold to the public included approximately $880.8 million of Class A Notes in two classes rated AAA by Standard & Poor’s and Aaa by Moody’s Investors Service and $84.3 million of Class M Notes in four classes rated AA and Aa2 by S&P and Moody’s, respectively. The initial floating interest rate on each class of Class A Notes is one- month LIBOR plus 0.43% per annum. The initial floating interest rates on the approximately $42.2 million aggregate principal amount of Class M-1 Notes and on the approximately $42.1 million aggregate principal amount of Class M-2 Notes are one-month LIBOR plus 0.60% and 1.15% per annum, respectively. HMB Acceptance Corp., a wholly owned subsidiary of the Company, acquired $24.1 million of Class B Notes in two classes rated BBB/Baa2, together with the certificates representing the equity interest in the Trust. The initial floating interest rate on the Class B Notes is one-month LIBOR plus 1.50% per annum. The Company will treat the Notes issued by HomeBanc Mortgage Trust, Series 2004-1 as debt for financial accounting and federal income tax purposes.

On August 4, 2004, the Company completed the syndication of its existing JPMorgan Chase Bank-led warehouse facility through the addition of six additional financial institutions to the syndicate. As a result, the aggregate committed warehouse facility increased from $455 million prior to the IPO to $755 million following completion. This new credit facility has more favorable terms, which, among other things, allow borrowings by the Company and its subsidiaries.

It is anticipated that as of September 30, 2004, the Company will hold approximately $1.9 to $2.0 billion in principal amount of mortgage loans in its investment portfolio. For the quarter ended September 30, 2004, the Company presently estimates that it will have REIT taxable earnings per share in the range of $0.12 to $0.14 based on 45,501,117 shares outstanding at July 31, 2004.

In addition, the Company continues its efforts to strengthen and develop its financial management team. Mr. Kevin D. Race, the Company’s President and Chief Operating Officer, stated, “In the first quarter of this year, we developed and embarked on a plan to restructure and strengthen our organization in anticipation of becoming a public company. We are extremely pleased with the progress that our organization has made in that transition. In particular, we are very excited about the talented individuals that we recently have hired, including Nicolas V. Chater, the Chief Financial Officer of HomeBanc Mortgage. In the near future we will be announcing the hiring of a Chief Accounting Officer and we are also in the final stages of recruiting a Chief Investment Officer. Additionally, we are announcing today that Steven R. McClellan, the Company’s current Chief Financial Officer, has chosen to leave the Company to pursue other opportunities. We appreciate Steve’s contributions to HomeBanc over the prior two years and his continuing efforts to insure a smooth transition. We have and will continue to make the necessary changes and additions to build an extraordinary management team.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp intends to make an election to be taxed as a real estate investment trust, or “REIT,” for federal income tax purposes. HomeBanc Corp. completed the IPO of its common stock on July 19, 2004.

HomeBanc Corp.’s common stock is listed on the New York Stock Exchange under the symbol “HMB.”

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “hope,” “project,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “could,” “intend,” “seek,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	future economic or business conditions, and general consumer confidence and spending habits;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in tax laws and regulations;

•	the risks of changes in interest rates on our mortgage loan production and our interest sensitive assets and liabilities;

•	interest rate risks and credit risks of customers;

•	changes in our business strategy or competition that we face, as well as, the general effects of competition from a wide variety of local, regional, national and other originators and sellers of mortgage loans and changes in the secondary mortgage market and investors therein;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates, including those used to develop hedging and interest rate risk management strategies;

•	the uncertainty and costs of litigation;

•	the risks of entering new markets or introducing new products;

•	the risks of mergers, acquisitions, joint ventures and/or divestures, including, without limitation, the related time and costs of implementing such transactions, and the possible failure to integrate operations or achieve expected gains, revenue growth and/or expense savings expected from such transactions;

•	changes in accounting policies, rules and practices;

•	difficulties with, or changes in the cost or effectiveness of, technology and/or products;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our industry or in the rate of growth in the markets that we serve;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that affect general economic conditions; and

•	other factors and other information discussed in this Report, as well as other factors and risks described in any of our other reports and/or filings that we make with the SEC under the Exchange Act.

All written or oral statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. Our forward-looking statements apply only as of the date of this Press Release. We have no obligation and do not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

Results for the periods presented may not be indicative of future results due to our reorganization on July 12, 2004 and the recapitalization of our business effective upon completion of our IPO on July 19, 2004.

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